CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Exhibit 10.4

DEVICE LICENSE AGREEMENT

dated as of October 2, 2024

by and between

Pharmosa Biopharm Inc.

and

Liquidia Technologies, Inc.

ARTICLE 1 DEFINTIONS…..…………………………………………………………………………...1

ARTICLE 2 Licenses AND OTHER RIGHTS8

2.1Grant of License to Company. 8

2.2Grant of Sublicense by Company. 8

2.3Licensor Technology Transfer. 8

2.4Manufacturing Technology Transfer. 8

2.5Procedures for Licensor Technology Transfer. 9

2.6Second Device Option. 9

2.7Company Technology Transfer. 9

ARTICLE 3 DEVELOPMENT, COMMERCIALIZATION and Manufacture OF DEVICES10

3.1Development.10

3.2Commercialization. 12

3.3Manufacturing.12

3.4Right to Subcontract of Company. 13

3.5Trademarks.13

ARTICLE 4 REGULATORY MATTERS13

4.1Regulatory Filings. 13

4.2Communications with Authorities. 13

4.3Licensor Support in Regulatory Matters. .13

4.4Adverse Event Reporting. 14

4.5Safety Data Exchange Agreement.

14

ARTICLE 5 CONSIDERATION15

5.1Consideration. 15

5.2No Double-Counting. 15

ARTICLE 6 INTELLECTUAL PROPERTY MATTERS15

6.1Certification Under Drug Price Competition and Patent Restoration Act. 15

6.2Listing of Patents. 15

6.3Further Assurances. 15

6.4Patent Prosecution and Maintenance.15

6.5Enforcement.17

6.6Third Party Actions Claiming Infringement.18

ARTICLE 7 CONFIDENTIALITY19

7.1Confidentiality Obligations. 19

7.2Use. 19

7.3Required Disclosure. 20

7.4Publications. 20

7.5Press Releases and Disclosure.20

ARTICLE 8 REPRESENTATIONS, WARRANTIES AND COVENANTS21

8.1Representations and Warranties. 21

8.2Additional Representations and Warranties of Licensor. 21

8.3Licensor Covenants. 24

ARTICLE 9 INDEMNIFICATION AND INSURANCE24

9.1Indemnification by Company. 24

9.2Indemnification by Licensor. .24

9.3No Consequential Damages. 25

9.4Notification of Claims; Conditions to Indemnification Obligations. 25

9.5Insurance. 25

ARTICLE 10 TERM AND TERMINATION25

10.1Term and Expiration. 25

10.2Termination upon Material Breach.26

10.3Bankruptcy Event Termination. 26

10.4Mutual Termination. 26

10.5Effects of Termination.26

10.6Additional Effects of Termination for a Licensor Bankruptcy Event.28

10.7Other Remedies. 29

ARTICLE 11 DISPUTE RESOLUTION29

11.1General. 29

11.2Escalation to Executive Officers. 29

11.3Arbitration.29

11.4Injunctive Relief. 31

ARTICLE 12 MISCELLANEOUS PROVISIONS31

12.1Relationship of the Parties. 31

12.2Assignment.31

12.3Performance and Exercise by Affiliates. 31

12.4Further Actions. 32

12.5Accounting Procedures. 32

12.6Force Majeure. 32

12.7No Trademark Rights. 32

12.8Entire Agreement of the Parties; Amendments. 32

12.9Captions. 32

12.10Governing Law. 32

12.11Notices and Deliveries. 32

12.12Language. 33

12.13Waiver.33

12.14Severability. 33

12.15No Implied License. 34

12.16Interpretation. 34

12.17Counterparts. 36

Schedules:

Schedule 1.21 - Licensor’s Knowledge Individuals

Schedule 1.28 – Licensor Know-How

Schedule 1.29 - Licensor’s Knowledge Individuals

Schedule 1.30 – Licensor Patents

Schedule 1.37 - PN1[***] Device Specification

Schedule 1.38 - PN2[***] Device Specification

Schedule 2.3 - Licensor Technology Transfer Plan

Schedule 7.5.1 - Initial Press Release

DEVICE LICENSE AGREEMENT

This Device License Agreement (this “Agreement”) is dated as of October 2, 2024 (the “Effective Date”) by and between Pharmosa Biopharm Inc., a corporation incorporated under the laws of Taiwan having a place of business at 11F, No. 508, Section 7, Zhongxiao East Road, Nangang District, Taipei City 115, Taiwan (“Licensor”), and Liquidia Technologies, Inc., a corporation incorporated under the laws of the State of Delaware, USA having a place of business at 419 Davis Drive, Suite 100, Morrisville, NC 27560, USA (“Company”).  Licensor and Company may be referred to herein as a “Party” or, collectively, as the “Parties”.

RECITALS:

Whereas, the Parties entered into that certain License Agreement, dated as of June 28, 2023 (the “Original Product Agreement”), pursuant to which, inter alia, Licensor granted to Company an exclusive license under certain intellectual property rights controlled by Licensor to develop, have developed, manufacture, have manufactured, use and commercialize Products, as more fully set forth therein;

Whereas, concurrently with the execution of this Agreement, the Parties are entering to that certain First Amendment to the License Agreement, dated as of the Effective Date (the “First Amendment” and, together with the Original Product Agreement, the “Product Agreement”) to amend certain terms of the Original Product Agreement, as more fully set forth therein;

WHEREAS, Licensor is engaged in the development of the Licensor Technology and the development of Devices; and

Whereas, Company desires to license from Licensor, and Licensor wishes to license to Company, on an exclusive basis, the right to Develop, manufacture, use and Commercialize Devices in the Field in the Territory on the terms and conditions herein.

Now, Therefore, in consideration of the various promises and undertakings set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
Definitions

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1	“Adverse Event” means any serious untoward medical occurrence in a patient or subject resulting from the use of a Device on such patient or subject, but only if and to the extent that such serious untoward medical occurrence is required under Laws to be reported to applicable Regulatory Authorities.
1.2	“Affiliate” means a Person that controls, is controlled by or is under common control with a Party, but only for so long as such control exists. For the purposes of this Section 1.2, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.3	“Bankruptcy Event” means: (a) voluntary or involuntary proceedings by or against a Party are instituted in bankruptcy under any insolvency Law, which proceedings, if involuntary, shall not have been dismissed within [***] days after the date of filing; (b) a receiver or custodian is appointed for a Party; (c) proceedings are instituted by or against a Party for corporate reorganization, dissolution, liquidation or winding-up of such Party, which proceedings, if involuntary, shall not have been dismissed within [***] days after the date of filing; or (d) substantially all of the assets of a Party are seized or attached and not released within [***] days thereafter.
1.4	“Business Days” means the days when the banks in Taiwan and the United States remain open.
1.5	“Change of Control” means, with respect to a Person: (a) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of such Person’s assets; or (b) a merger or consolidation in which such Person is not the surviving corporation or in which, if such Person is the surviving corporation, the shareholders of such Person immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of the surviving entity’s outstanding stock and other securities and the power to elect a majority of the members of such Person’s board of directors; or (c) a transaction or series of related transactions (which may include a tender offer for such Person’s stock or the issuance, sale or exchange of stock of such Person) if the shareholders of such Person immediately prior to the initial such transaction do not, immediately after consummation of such transaction or any of such related transactions, own, directly or indirectly through one or more intermediaries, stock or other securities of the entity that possess a majority of the voting power of all or such Person’s outstanding stock and other securities and the power to elect a majority of the members of such Person’s board of directors.
1.6	“Clinical Trial” means a clinical trial in human subjects that has been approved by a Regulatory Authority and Institutional Review Board or Ethics Committee, and is designed to measure the safety and/or efficacy of a Product (including a Product utilizing a Device) or Device Product.
1.7	“Combination Product” means a Device that is combined with one (1) or more products (including a Product under the Product Agreement), processes, devices, pieces of equipment or components, either co-formulated or packaged together and sold as a single unit for a single price.
1.8	“Commercialization” or “Commercialize” means any and all activities undertaken before and after Regulatory Approval of a MAA for the Device or Device Product and that relate to the marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of the Device or Device Product, and interacting with Regulatory Authorities regarding the foregoing.
1.9	“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, such reasonable, diligent, and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstances. For clarity, Commercially Reasonable Efforts will not mean that a Party guarantees that it will actually accomplish the applicable task or objective.
1.10	“Compulsory License” means a compulsory license under Licensor Technology obtained by a Third Party through the order, decree, or grant of a competent Governmental Body or court, authorizing such Third Party to develop, make, have made, use, sell, offer to sell or import a Device or Device Product in the Field in any country in the Territory. For clarity, the failure of a court to enjoin infringement as a remedy in a patent infringement proceeding shall not be deemed to be a

Compulsory License. A Compulsory License shall not be deemed to be a sublicense under Section 2.2.
1.11	“Compulsory License Compensation” shall mean, for a given Device or Device Product and a given country or region in the Territory, the compensation received from a licensee of the Compulsory License by Company or Licensor or any of their Affiliates or Sublicensees under a Compulsory License.
1.12	“Confidential Information” of a Party, means information relating to the business, operations or products of a Party or any of its Affiliates, including any Know-How, that such Party discloses to the other Party under this Agreement, or otherwise becomes known to the other Party by virtue of this Agreement.
1.13	“Controlled” means, with respect to (a) Patent Rights, (b) Know-How or (c) biological, chemical or physical material, that a Party or one of its Affiliates owns or has a license or sublicense to such Patent Rights, Know-How or material (or in the case of material, has the right to physical possession of such material) and has the ability to grant a license or sublicense to, or assign its right, title and interest in and to, such Patent Rights, Know-How or material as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party, or misappropriating the proprietary or trade secret information of a Third Party.
1.14	“Cover”, “Covering” or “Covered” means, with respect to a Device or Device Product, that the using, selling, or offering for sale of such Device or Device Product would, but for a license granted in this Agreement under the Licensor Patents, infringe a Valid Claim of the Licensor Patents in the country in which the activity occurs.
1.15	[***]
1.16	“Development” or “Develop” means, with respect to a Device or Device Product, the performance of all pre-clinical and clinical research and development (including toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, statistical analysis), Clinical Trials (excluding Clinical Trials conducted after Regulatory Approval of an MAA), manufacturing and regulatory activities that are required to obtain Regulatory Approval of such Device or Device Product in the Territory.
1.17	“Device” means (a) the PN2[***] Device or (b) upon exercise of the Second Device Option, the PN1[***] Device.
1.18	“Device Product” means a Combination Product containing a Product.
1.19	“Executive Officers” means, together, the Chief Executive Officer of Company and the General Manager of Licensor or their respective designees.
1.20	“Existing Product” has the meaning set forth in the Product Agreement.
1.21	“Existing Third Party Agreements” means the agreements set forth on Schedule 1.21.
1.22	“FDA” means the United States Food and Drug Administration or a successor federal agency thereto.

1.23	“Field” means all uses in humans, including, without limitation, the diagnosis, treatment, management or prevention of any and all diseases.
1.24	“GAAP” means US generally accepted accounting principles, as such principles may be amended from time to time.
1.25	“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
1.26	“Know-How” means any: (a) scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known, including discoveries, inventions, trade secrets, devices, databases, practices, protocols, regulatory filings, methods, processes (including manufacturing processes, specification and techniques), techniques, concepts, ideas, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case reports forms, medical records, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees, or Regulatory Authorities, and manufacturing process and development information, results and data, whether or not patentable, all to the extent not claimed or disclosed in a patent or patent application; and (b) compositions of matter, assays, animal models and physical, biological or chemical material, including drug substance samples, intermediates of drug substance samples, drug product samples and intermediates of drug product samples. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public. “Know-How” includes any rights including copyright, database or design rights protecting such Know-How. “Know-How” excludes Patent Rights.
1.27	“Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body.
1.28	“Licensor Know-How” means all Know-How that is Controlled by Licensor or any of its Affiliates as of the Effective Date, including what is set forth on Schedule 1.28, or at any time thereafter during the Term that is necessary or useful in the Development, manufacture, use, or Commercialization of Devices or Device Products in the Field.
1.29	“Licensor’s Knowledge” means, with respect to a matter that is the subject of a given representation or warranty of Licensor, the actual knowledge of the executive officers of Licensor, and the vice presidents and senior directors of Licensor’s research and development department, including the individuals set forth in Schedule 1.29, after making reasonable inquiry into the relevant subject matter.

1.30	“Licensor Patents” means all Patent Rights that are Controlled by Licensor or any of its Affiliates as of the Effective Date or at any time thereafter during the Term that are necessary or useful for the research, Development, manufacture, use, or Commercialization of Devices or Device Products in the Field. Listed on Schedule 1.30 are all Licensor Patents existing as of the Effective Date; provided, that Licensor shall update Schedule 1.30 from time-to-time to include any new Patent Rights that come to be Controlled by Licensor or any of its Affiliates at any time during the Term on or following the Effective Date that are necessary or useful for the Development, manufacture, use, or Commercialization of a Device or Device Product.
1.31	“Licensor Technology” means the Licensor Patents and the Licensor Know-How.
1.32	“MAA” means a Marketing Authorization Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. C.F.R.§ 314.3 et seq, a Biologics License Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. C.F.R. § 601, and any equivalent application submitted in any country in the Territory, including all additions, deletions or supplements thereto, and as any and all such requirements may be amended, or supplanted, at any time.
1.33	“Manufacturing Cost” means the actual and verifiable costs and expenses paid by Licensor to one (1) or more manufacturers or suppliers (including Device Manufacturers) for the manufacture and supply of Devices or other consumables related thereto, including but not limited to, Licensor’s external, Out-of-Pocket Expenses for materials, production, factory overhead, quality control, quality assurance, bulk and finished packaging, transportation and insurance.
1.34	“Out-of-Pocket Expenses” means expenses actually paid by a Party or its Affiliate to any Third Party.
1.35	“Patent Rights” means: (a) an issued or granted patent, including any extension, supplemental protection certificate, registration, confirmation, reissue, reexamination or renewal thereof; (b) a pending patent application, including any continuation, divisional, continuation-in-part, substitute or provisional application thereof; and (c) all counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction.
1.36	“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.
1.37	“PN1[***] Device” means the [***] nebulizer currently under development by Licensor under the [***], including any improvements, enhancements or modifications thereto or derivatives thereof (including any future generation device thereof). Schedule 1.37 sets forth a description of the PN1[***] Device as it exists as of the Effective Date. The [***] Device will include such further development and changes as are made in accordance with Section 3.1.2.
1.38	“PN2[***] Device” means the [***] nebulizer currently under development by Licensor under the [***], including any improvements, enhancements or modifications thereto or derivatives thereof (including any future generation device thereof). Schedule 1.38 sets forth a description of the PN2[***] Device as it exists as of the Effective Date. The [***] Device will include such further development and changes as are made in accordance with Section 3.1.2.

1.39	“Price Approvals” means, in those countries in the Territory where Regulatory Authorities may approve or determine pricing and/or pricing reimbursement for pharmaceutical or biotechnology products, such pricing and/or pricing reimbursement approval or determination.
1.40	“Product” has the meaning set forth in the Product Agreement.
1.41	[***]
1.42	“Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority, including Price Approvals, necessary for the Development, manufacture, use, storage, import, transport or Commercialization of a Device or Device Product in a particular country or jurisdiction. For the avoidance of doubt, Regulatory Approval to Commercialize a Device or Device Product shall include Price Approval, if required in a particular country or jurisdiction.
1.43	“Regulatory Authority” means: (a) in the US, the FDA; or (b) in any other jurisdiction anywhere in the world, any regulatory body with similar regulatory authority over pharmaceutical or biotechnology products.
1.44	“Royalty Term” has the meaning set forth in the Product Agreement.
1.45	“Sublicensee” means a Person other than an Affiliate of Company to which Company (or its Affiliate) has, pursuant to Section 2.2, granted sublicense rights under any of the Licensed Rights; provided, that “Sublicensee” shall exclude distributors and Subcontractors. For clarity, the licensee of a Compulsory License shall not be deemed to be a Sublicensee.
1.46	“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
1.47	“Territory” means all of the countries, jurisdictions and territories in the world, except China (including Hong Kong and Macao), North Korea, the Republic of Korea, Taiwan, Kingdom of Saudi Arabia, United Arab Emirates, Kuwait, Qatar, Oman, Bahrain, Iraq, Egypt, Lebanon, Jordan, Morocco, Algeria, Iran, Tunisia, Sudan, Yemen, Libya, Syria, Turkey, Malaysia, Indonesia, Thailand, Philippines, Singapore, Brunei, Vietnam, Lao, Cambodia and Myanmar.
1.48	“Third Party” means any Person other than Licensor, Company or any of their respective Affiliates.
1.49	“Third Party Action” means any Action made by a Third Party against either Party that claims that a Device or Device Product, or its use, Development, manufacture or Commercialization infringes or misappropriates such Third Party’s intellectual property rights.
1.50	“Third Party License Agreement” means any agreement entered into by a Party or its Affiliate with a Third Party, or any amendment or supplement thereto, in each case following the Effective Date, whereby royalties, fees or other payments are to be made by a Party or its Affiliate to such Third Party in connection with the grant of rights under intellectual property rights Controlled by such Third Party, which rights are necessary or useful to Develop, manufacture, have made, import, export, use or Commercialize a Device under the Licensed Rights.
1.51	“United States” or “US” means the United States of America, its territories and possessions.
1.52	“USD” or “$” means the lawful currency of the United States.
1.53	“Valid Claim” means (a) a claim of an issued and unexpired patent which has not lapsed or been revoked, abandoned or held unenforceable or invalid by a final decision of a court or governmental or supra-governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise, or (b) a pending claim of a patent application which patent application has not been pending for more than five (5) years from the date of filing such application and which claim has not lapsed or been cancelled, withdrawn, abandoned or rejected.
1.54	Other Terms. The definition of each of the following terms is set forth in the section of this Agreement indicated below:
Defined Term	Section
“Action”	6.5.2
“Agreement”	Preamble
“Company”	Preamble
“Company Indemnitees”	9.2
“Company Patents”	6.4.5
“Company Tech Transfer Materials”	2.7
“Cure Period”	10.2.2
“Development Support”	3.1.2(c)
“Device Manufacturer”	2.4
“Disputes”	11.1
“Effective Date”	Preamble
“First Amendment”	Recitals
“ICC”	11.3.1
“Licensed Rights”	2.1
“Licensor”	Preamble
“Licensor Development Activities”	3.1.2(a)
“Licensor Indemnitees”	9.1
“Licensor Relevant Action”	6.5.2
“Licensor Technology Transfer Plan”	2.3
“Losses”	9.1
“Non-Specific Licensor Patents”	6.4.2
“Original Product Agreement”	Recitals
“Party” and “Parties”	Preamble
“Product Agreement”	Recitals
“Regulatory Support”	4.3
“Representatives”	3.1.2(c)
“Right of First Refusal”	10.6.2
“Right of First Refusal Notice Period”	10.6.2(b)
“Rules”	11.3.1
“Second Device Option”	2.6

“Specific Licensor Patents”	6.4.1
“Subcontractor”	3.4
“Supply Agreement”	3.3.1
“Term”	10.1

ARTICLE 2
Licenses AND OTHER RIGHTS
2.1	Grant of License to Company. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Company and its Affiliates (a) an exclusive (even as to Licensor), royalty-bearing right and license (with the right to sublicense, subject to the provisions of Section 2.2) under the Licensor Technology to Develop, have Developed, manufacture, have manufactured, use and Commercialize Devices and Device Products in the Field in the Territory and (b) a non-exclusive right and license (with the right to sublicense, subject to the provisions of Section 2.2) under the Licensor Technology to Develop, have Developed (but not seek MAA), manufacture, have manufactured and use (but not Commercialize) Devices and Device Products in the Field outside the Territory for the sole purpose of exploiting its right and license under clause (a) (clauses (a) and (b) collectively, the “Licensed Rights”). Notwithstanding the scope of the Licensed Rights as set forth above, Company shall not Develop, have Developed, manufacture, have manufactured, use or Commercialize the PN2[***] Device or PN1[***] Device for any product other than the Existing Product. In any event, except as expressly set forth in Sections 2.6 and 3.3.1, Licensor shall not, and shall not permit or authorize any of its Affiliates or sublicensees or any Third Party to, practice or use any Licensor Technology within the scope of the Licensed Rights that has been exclusively licensed to Company under Section 2.1 (a) above.
2.2	Grant of Sublicense by Company. Company shall have the right, in its sole discretion, to grant sublicenses, in whole or in part, through multiple tiers, under the Licensed Rights to Third Parties; provided, however, that (a) the granting by Company of a sublicense shall not relieve Company of any of its obligations hereunder; (b) Licensor’s obligations to such Third Party will be no broader than Licensor’s obligations were to Company under this Agreement prior to the grant of such a sublicense, (c) the rights granted to such Third Party under the Licensor Technology will be consistent with the rights granted to Company under Section 2.1 applicable to the scope of the sublicense granted to such Third Party, (d) Company shall provide a copy of each sublicense (and any sub-sublicense) agreement to Licensor within thirty (30) Business Days after execution of such sublicense (subject to reasonable redactions), (e) the terms of each sublicense (and any sub-sublicense) agreement shall be consistent with all applicable terms of this Agreement, and (f) Company remains primarily responsible for the actions or omissions of its Sublicensees. In no event shall Company grant a sublicense in whole of the Licensed Rights (including the entire Field and entire Territory) to any single Third Party and/or its Affiliates without the prior written consent of Licensor, such consent not to be unreasonably withheld, conditioned or delayed.
2.3	Licensor Technology Transfer. As soon as reasonably practicable after the Effective Date and subject to Section 2.5 and the Licensor technology transfer plan (“Licensor Technology Transfer Plan”) set forth in Schedule 2.3, Licensor will transfer to Company, at Licensor’s cost and expense, all Licensor Know-How pursuant to Section 2.5. For the avoidance of doubt, nothing in this Agreement shall be in any way interpreted that Licensor is transferring its ownership or proprietary right to Licensor Technology.
2.4	Manufacturing Technology Transfer. Upon Company’s request, Licensor shall transfer to Company all Licensor Know-How for the manufacture of Devices and provide reasonable technical assistance to Company, its Affiliates or any Third Party contract manufacturer for Devices (a

“Device Manufacturer”) at reasonable, mutually agreed upon charges with respect to Company’s and its Affiliate’s (and any Device Manufacturer’s) receipt, adoption and establishment of the manufacturing process, including: (a) making available a reasonable number of appropriately trained personnel to provide, on a mutually convenient timetable, technical assistance with respect to such transfer, including technical and design details of all equipment used in the process of manufacturing a Device, (b) using Commercially Reasonable Efforts to promptly assist Company and its Affiliates (and any Device Manufacturer) in obtaining all necessary Regulatory Approvals or modifying existing Regulatory Approvals for the manufacture of Devices by Company, its Affiliate or a Device Manufacturer, (c) allowing Company and its Affiliates (and any Device Manufacturer) to cross reference Licensor’s (and its Affiliate’s) regulatory filings (including, but not limited to, a drug master file) and such other regulatory submissions controlled by Licensor (or its Affiliates) applicable to Devices, as the case may be, (d) supplying analytical test methods and other testing Know-How including method validation required to perform release testing or other testing as may be required by the applicable Regulatory Authority, and (e) upon request by Company, providing Company and its Affiliates (and any Device Manufacturer) with appropriate quantities of reference standards related to Product in order to facilitate its testing.
2.5	Procedures for Licensor Technology Transfer. The technology transfers set forth in Section 2.3 and Section 2.4 shall occur in an orderly fashion and in a manner such that the value, usefulness and confidentiality of the transferred Licensor Know-How are preserved in all material respects in accordance with the Licensor Technology Transfer Plan. During the Term, Licensor shall provide to Company full and prompt disclosure, but in no event less frequently than semi-annually, of any Licensor Technology that becomes Controlled by Licensor or any of its Affiliates after the Effective Date and that is necessary or useful to Company to conduct its activities or exercise its rights as contemplated hereunder and shall, promptly following such disclosure, transfer to Company such Licensor Know-How.
2.6	Second Device Option. Licensor shall, and hereby does, grant to Company and its Affiliates an exclusive and sole right of first option (the “Second Device Option”), at Company’s election, to include the PN1[***] Device as a Device under this Agreement. Company may exercise the Second Device Option at any time during the Term upon written notice of such exercise to Licensor. Company shall submit to Licensor payment of an exercise fee in the amount [***] to Licensor within [***] days of receipt of an invoice for such exercise fee. Notwithstanding anything in this Agreement to the contrary, following Company’s exercise of the Second Device Option: (a) Licensor shall retain the right, and such right shall be sublicensable to Third Parties, to Develop, have Developed, manufacture, have manufactured, use and Commercialize the PN1[***] Device in the Field in the Territory under the Licensed Technology, provided that in no event shall Licensor, its Affiliates or their respective sublicensees have the right to Develop, have Developed, manufacture, have manufactured, use or Commercialize the PN1[***] Device in connection with treprostinil in the Territory; and (b) Licensor shall have the right, and such right shall be sublicensable to Third Parties, to Develop, have Developed, manufacture, have manufactured, use and Commercialize the PN2[***] Device in the Field in the Territory under the Licensed Technology, provided that in no event shall Licensor, its Affiliates or any of their respective sublicensees have the right to Develop, have Developed, manufacture, have manufactured, use or Commercialize the PN2[***] Device in connection with treprostinil in the Territory.
2.7	Company Technology Transfer. During the Term and upon Licensor’s reasonable written request (but no more frequently than twice each Calendar Year), Company shall provide to Licensor copies of all technical information, data, reports and regulatory dossiers generated by or on behalf of Company during the Development and Commercialization of the Device and Device

Product that are necessary for Licensor to seek Regulatory Approvals for the Device and Device Product in the Field outside the Territory (the “Company Tech Transfer Materials”) at no cost to Licensor. Licensor shall have the right to incorporate, and sublicense such right to any Third Party to which Licensor licenses the right of development, manufacture or commercialization to such Third Party in any country outside of the Territory, any such Company Tech Transfer Materials into its regulatory filings for Regulatory Approvals for the Device and Device Product in the Field outside of the Territory; provided, however, that, notwithstanding any permitted assignment or transfer pursuant to Section 12.2, in no event shall the Company Tech Transfer Materials (including any rights with respect thereto) be assignable, licensable or otherwise transferable to a Third Party, including any Third Party licensee or successor-in-interest to Licensor’s business to which this Agreement relates, that is a Company Competitor (as such term defined in the Original Product Agreement) in the Territory.
ARTICLE 3
DEVELOPMENT, COMMERCIALIZATION and Manufacture OF DEVICES
3.1	Development.
3.1.1	General. Subject to Section 3.1.2, Company shall have the exclusive right, and sole responsibility and decision-making authority, at Company’s cost and expense, to Develop Devices and Device Products and to conduct (either itself or through its Affiliates, agents, Subcontractors and/or Sublicensees) all Clinical Trials and non-clinical studies Company believes appropriate to obtain Regulatory Approval for Devices and Device Products in the Field in the Territory. Each Party will notify the other, via the joint steering committee under the Product Agreement, if such notifying Party reasonably believes or expects that any Development of a Device or Device Product conducted by or on behalf of such notifying Party would reasonably be expected to have a material adverse effect on the other Party’s Development of a Device or Device Product, and the joint steering committee will review and discuss such matter.
3.1.2	Licensor Development and Support.
(a)Licensor Development.  Unless and until Company exercises its Second Device Option, Licensor shall, at its sole cost and expense, be responsible for all pre-clinical and manufacturing development of the PN2[***] Device to meet the minimum design requirements for such Device (separately or for Device Products, as applicable) for Company to exploit the Licensed Rights (collectively, the “Licensor Development Activities”).  The minimum design requirements shall include (x) the specifications set forth in Schedule 1.38, (y) any specifications (including changes thereto) that are reasonably necessary for Company to either obtain or maintain Regulatory Approval of a Device or Device Product in the Territory or avoid infringement or misappropriation of any intellectual property right of a Third Party, and (z) any other specifications established by the JSC pursuant to Section 3.1.2(b) (provided the incremental cost incurred for such JSC-approved specifications under this clause (z) shall be borne by Company in accordance with a mutually agreed upon budget for such development activities).  Licensor shall perform the Licensor Development Activities in accordance with a development plan established pursuant to Section 3.1.2(b).  If Company exercises its Second Device Option, (i) the Parties shall cooperate to transition all Licensor Development Activities with respect to the PN1[***] Device to Company; and (ii) Licensor shall have no further obligation to perform Licensor Development Activities (and, for clarity, unless otherwise agreed by the Parties in writing, no obligation to perform any Development activities for Company with respect to the PN2[***] Device). Licensor shall collaborate with Company in connection with Licensor’s performance of the Licensor Development Activities in accordance with any reasonable direction provided by Company and shall provide Company with regular progress updates on all Licensor Development Activities.
(b)Minimum Design Requirements and Development Plan.  The JSC (as defined in the Product Agreement) under the Product Agreement shall meet from time to time in accordance with Article 3 of the Product Agreement to determine the minimum design requirements and the development plan for the conduct of the Licensor Development Activities for the applicable Device under Section 3.1.2(a).  Accordingly, the Parties hereby agree that the responsibilities of the JSC under Section 3.3 of the Product Agreement shall include (i) discussing, establishing, reviewing, and, as may be applicable from time to time, amending the minimum design requirements and the development plan for the conduct of the Licensor Development Activities for a Device and (ii) monitoring the progress of the Licensor Development Activities against the development plan. From time to time after the first Regulatory Approval of a MAA (as such term is defined in the Original Product Agreement, as amended) for a Device in the United States, Licensor may identify a nebulizer device owned or controlled by Licensor (or otherwise developed by or on behalf of Licensor) and request confirmation from Company that such nebulizer device will not be deemed a future generation of such Device.  In the event that the Parties are unable to agree as to whether such identified device constitutes a future generation of the PN2[***] Device or PN1[***] Device, then either Party shall have the right to escalate such matter to an independent expert, reasonably acceptable to the other Party, with at least ten (10) years of relevant experience in the field of pharmaceutical nebulizers by providing written notice to the other Party.  If the Parties cannot agree on such independent expert within fifteen (15) Business Days of receipt of such notice, each Party shall select one (1) expert, and the two (2) selected experts shall mutually agree upon the third expert, each expert to have the experience set forth in the preceding sentence.  Within ten (10) Business Days from selection of the expert(s), each Party shall deliver to the expert(s) and the other Party its position as to why the identified device does or does not constitute a “future generation” of the applicable Device and a memorandum in support thereof.  Within ten (10) Business Days after receipt of the other Party’s support memorandum, each Party may submit to the expert(s), with a copy to the other Party, a response to the other Party’s support memorandum.  Within thirty (30) days following receipt by the expert(s) of the Parties’ reply memoranda, the expert(s) will make a determination as to whether the identified device is or is not a future generation of an applicable Device hereunder.  The decision of the expert(s) shall be final and binding.
(c)Licensor Support.  Licensor shall make its employees, consultants, contractors, advisors and agents (“Representatives”) that are knowledgeable regarding the Licensor Technology and a Device (including the properties and functions thereof), available to Company for scientific and technical explanations, advice, on-site support (limited to once a year and one (1) week for each on-site support) and meetings with Regulatory Authorities that may reasonably be required by Company (provided Company shall consider in good faith Licensor’s requests regarding when such meetings are scheduled) relating to the Development of such Device (the “Development Support”).  The Development Support shall be provided by Licensor free-of-charge during the Term except for reasonable Out-of-Pocket Expenses.
3.1.3	Acknowledgement. The Parties acknowledge that Company intends as of the Effective Date to Develop the PN2[***] Device; however, upon exercise of the Second Device

Option, Company shall have the right to transition its exercise of its development rights under Section 3.1.1 from the PN2[***] Device to the PN1[***] Device. For clarity, following its exercise of the Second Device Option, Company shall have the right, but not the obligation, to Develop the PN2[***] Device at its cost and expense.
3.2	Commercialization. Except for Licensor’s rights under Section 2.6(a) and Section 2.6(b) to Commercialize Devices in the Field in the Territory under the Licensed Rights other than in connection with treprostinil, Company shall have the exclusive right, and sole responsibility and decision-making authority, to Commercialize Devices in the Field in the Territory itself or through one (1) or more Affiliates or Sublicensees or other Third Parties selected by Company and shall have the sole decision-making authority and responsibility in all matters relating to the Commercialization of Devices in the Field in the Territory.
3.3	Manufacturing.
3.3.1	Licensor Supply. Until either (a) Company and a Device Manufacturer execute a supply agreement governing the manufacture and supply of Devices to Company or (b) Licensor assigns to Company, and Company assumes, a supply agreement, by and between Licensor and a Device Manufacturer, governing the manufacture and supply of Devices (in either case, a “Supply Agreement”), Licensor shall supply, under the terms of this Agreement, Company with all of its requirements for such Devices (including, without limitation, the full nebulizer kit including the body, consumables and packaging) at a supply price equal to [***] of Manufacturing Cost for non-commercial supply and at a supply price equal to the Manufacturing Cost for commercial supply under the terms and conditions of this Agreement. Notwithstanding the foregoing, upon Company’s written request, the Parties will negotiate and enter into a separate supply agreement for the manufacture and supply of such Devices by Licensor to Company on terms and conditions consistent with the terms and conditions of this Section 3.3.1 and, to the extent reasonably applicable, the terms and conditions of that certain Non-Commercial Supply Agreement, dated as of December 18, 2023, by and between the Parties.
3.3.2	Device Manufacturer Supply. Upon execution by Company and a Device Manufacturer, or assignment from Licensor to Company, of a Supply Agreement, as the case may be, and in accordance with the terms thereof, Company shall purchase Devices directly from a Device Manufacturer. Licensor shall cooperate in the transition of its manufacturing and supply responsibility to Company and Device Manufacturer(s) (including performance of a manufacturing technology transfer in accordance with Section 2.4). Licensor shall use best efforts to assist Company in effectuating a Supply Agreement on commercially reasonable terms, including purchasing Devices at a fixed amount for the Development, to facilitate the development of a business relationship between Company and the Device Manufacturer, and to inform Company of discussions and communications with a Device Manufacturer until such time as such Supply Agreement has been executed between Company and such Device Manufacturer or such Supply Agreement has been assigned by Licensor and assumed by Company. Company shall use Commercially Reasonable Efforts to sign such Supply Agreement with the Device Manufacturer no later than [***] months prior to the first commercial sale of a Device.

3.4	Right to Subcontract of Company. Company may exercise any of its rights, or perform any of its obligations, under this Agreement (including any of the Licensed Rights) by subcontracting the exercise or performance of any portion of such rights and obligations on Company’s behalf to a Third Party that has entered into a subcontract agreement to provide services to Company for the purpose of fulfilling Company’s obligations hereunder (a “Subcontractor”); provided that (a) any subcontract granted or entered into by Company as contemplated by this Section 3.4 of the exercise or performance of any portion of the rights or obligations that Company may have under this Agreement shall not relieve Company from any of its obligations under this Agreement, (b) the terms of each subcontract agreement shall be consistent with all applicable terms of this Agreement and (c) Company shall remain primarily responsible for the actions or omissions of its Subcontractors. In no event shall Company subcontract all of its obligations under this Agreement to a single Third Party and/or its Affiliates, other than in connection with a sublicense as permitted pursuant to Section 2.2, without the prior written consent of Licensor, such consent not to be unreasonably withheld, conditioned or delayed.
3.5	Trademarks. As between Licensor and Company, Company shall have the sole authority to select trademarks for the Device and shall own all such trademarks.
ARTICLE 4
REGULATORY MATTERS
4.1	Regulatory Filings. As between Company and Licensor, Company shall make, own and maintain all regulatory filings and Regulatory Approvals for the Device in the Territory and the regulatory filings and Regulatory Approvals for the Clinical Trials for the Device or Device Product conducted outside the Territory at its cost after the Effective Date. Company shall provide a copy of (a) any substantive written communications, notices, or other materials received from any Regulatory Authorities regarding any of the foregoing regulatory filings for Regulatory Approvals and Regulatory Approvals, (b) any substantive written communications with any Regulatory Authority regarding any of the foregoing regulatory filings for Regulatory Approvals, and (c) any proposed significant written communications with any Regulatory Authority regarding any of the foregoing regulatory filings for Regulatory Approval reasonably in advance of submission and, with respect to clause (c), shall consider all of Licensor’s comments thereto in good faith.
4.2	Communications with Authorities. Company (or one of its Affiliates or Sublicensees) shall be responsible, and act as the sole point of contact, for communications with all Regulatory Authorities in the Territory in connection with the Development, Commercialization, and manufacturing of Device. Following the Effective Date, Licensor shall not initiate, with respect to Device, any meetings or contact with any Regulatory Authorities in the Territory without Company’s prior written consent. To the extent Licensor receives any written or oral communication from any Regulatory Authority in the Territory relating to Device, Licensor shall (a) refer such Regulatory Authority to Company, and (b) as soon as reasonably practicable (but in any event within twenty-four (24) hours), notify Company and provide Company with a copy of any written communication received by Licensor or, if applicable, complete and accurate minutes of such oral communication. At the request of Company, Licensor shall make available to Company, free of charge, a qualified representative who shall, together with the representatives of Company, participate in and contribute to meetings with the Regulatory Authorities with respect to regulatory matters relating to the Licensor Technology.
4.3	Licensor Support in Regulatory Matters. Licensor shall make its Representatives that are knowledgeable regarding the Licensor Technology or Device available to Company upon Company’s request for regulatory explanations, advice and on-site support, that may reasonably be required by Company relating regulatory matters (including preparation and filing for any Regulatory Approvals) for Devices (the “Regulatory Support”). The Regulatory Support shall be provided by Licensor free-of-charge during the Term.
4.4	Adverse Event Reporting. The Parties agree to comply with any and all Laws that are applicable as of the Effective Date and thereafter during the Term in connection with Device safety data collection and reporting. If Licensor has or receives any information regarding any Adverse Event which may be related to the use of Device, then Licensor shall provide Company with all such information in English within such reasonable timelines which enable Company to comply with all Laws and relevant regulations and requirements. Company shall report to Licensor any Adverse Event culminating in death or permanent disability of a patient or subject who is administered Device. The information exchanged between the Parties pursuant to this Section 4.4 shall be transmitted by e-mail or overnight courier to the following address:

Transmission to Licensor:

Weishu Lu

Pharmosa Biopharm Inc.

11F, No. 508, Section 7, Zhongxiao East Road, Nangang District, Taipei City 115, Taiwan

Tel: + 886-2-2782-7561#107

Fax: +886-2-2782-9013

Email: Weishu.lu@pharmosa.com.tw

Transmission to Company:

Jennifer Weidman

Liquidia Technologies, Inc.

419 Davis Drive, Suite 100

Morrisville, NC 27560

USA

Tel: 919-704-5916

Email: jennifer.weidman@liquidia.com

4.5	Safety Data Exchange Agreement. Without limitation of Section 4.4, the Parties shall, as soon as practical following the Effective Date, negotiate in good faith and enter into a safety data exchange agreement, which shall set forth standard operating procedures governing the collection, investigation, reporting, and exchange of information concerning adverse drug reactions or other adverse events (including Adverse Events) sufficient to permit each Party to comply with its regulatory and other legal obligations within applicable timeframes.
4.6	Recalls. Company shall have the sole right to determine whether and how to implement a recall or other market withdrawal of any Device in the Territory. Company shall, to the extent allowed by Law and reasonably practicable, provide written notice to Licensor of any such recall or market withdrawal and consider Licensor’s comments in good faith, provided, however, that in no event shall Company be obligated to delay any such recall or market withdrawal. Licensor shall take all actions requested by Company in connection with such recall or other market withdrawal.

ARTICLE 5
CONSIDERATION
5.1	Consideration. The Parties acknowledge and agree that the initial fee payable under the First Amendment and the royalties payable on sales of Devices and Device Products under the Product Agreement constitute fair and adequate consideration for the rights granted to Company in this Agreement.
5.2	No Double-Counting. Notwithstanding anything in this Agreement, the Product Agreement (including the First Amendment) or any other agreement between the Parties or their Affiliates, (a) there will be no double counting of any costs or expenses in the calculation of any amounts due from Company or its Affiliates to Licensor or its Affiliates under this Agreement, the Product Agreement or any other agreement between the Parties or their Affiliates, and (b) in no event shall sales (including the calculation of Net Sales under the Product Agreement) of any Device or Product be double-counted under this Agreement, the Product Agreement or any other agreement between the Parties or their Affiliates, including with respect to the calculation of royalties due under any such agreements or the achievement of any threshold for sales milestones (including Sales Milestones under the Product Agreement) under any such agreements.
ARTICLE 6
INTELLECTUAL PROPERTY MATTERS
6.1	Certification Under Drug Price Competition and Patent Restoration Act. Each Party shall immediately give written notice to the other Party of any certification of which they become aware filed pursuant to 21 U.S.C. Section 355(b)(2)(A) or 21 U.S.C. Section 355(j)(2)(A) (or any amendments or successor statutes thereto) claiming that any Licensor Patents Covering a Device Product, or the manufacture or use of each of the foregoing, are invalid or unenforceable, or that infringement will not arise from the manufacture, use or sale of a product by a Third Party.
6.2	Listing of Patents. Notwithstanding any Licensor Patent prosecution rights of Licensor under this Agreement, Company shall have the sole right to determine which of the Licensor Patents, if any, shall be listed for inclusion in the Approved Drug Product with Therapeutic Equivalence Evaluations pursuant to 21 U.S.C. Section 355, or any successor Law in the United States, together with any comparable Laws in any other country in the Territory.
6.3	Further Assurances. Licensor shall require all of its employees, and use its Commercially Reasonable Efforts to require its contractors and agents, and any Affiliates and Third Parties working on its behalf under this Agreement (and their respective employees, contractors and agents), to assign to Licensor any Licensor Technology.
6.4	Patent Prosecution and Maintenance.
6.4.1	Specific Licensor Patents. With respect to Licensor Patents in the Territory that Cover or are directed to only (a) a Device (including the composition of matter, manufacture, or method of use thereof) and (b) treprostinil (or its class of compounds) (“Specific Licensor Patents”), including the Licensor Patents identified as such in Schedule 1.30 (as may be updated by Company from time to time), Company shall have the first right, and the obligation, to file, prosecute (including initiating or defending any reexamination and reissue proceedings) and maintain, using counsel of Company’s choosing, such Specific Licensor Patents in Licensor’s name in the Territory. Company shall bear all costs and expenses of filing, prosecuting and maintaining Specific Licensor Patents in the Territory. Company shall keep Licensor informed of the status of the filing and prosecution of

Specific Licensor Patents by promptly forwarding to Licensor copies of all official correspondence (including, but not limited to, applications, office actions, and responses) relating thereto. Licensor shall have the right, and Company shall provide Licensor a reasonable opportunity, to comment on and advise Company as to the conduct of such filing, prosecution and maintenance of Specific Licensor Patents, provided, however, that Company shall have the final decision-making right for all matters associated with such filing, prosecution and maintenance. At Company’s request, Licensor will provide Company with reasonable free-of-charge assistance in prosecuting Specific Licensor Patents to the extent possible, including providing such data in Licensor’s Control that is, in Company’s reasonable judgment, needed to support the prosecution of a Specific Licensor Patent. For clarity, (i) any Licensor Patents that satisfy clause (a) and (b) above with respect to the PN2[***] Device shall be deemed Specific Licensor Patents until such time as Company exercises the Second Device Option at which time such Licensor Patents shall be deemed Non-Specific Licensor Patents, and (ii) any Licensor Patents that satisfy clause (a) and (b) above with respect to PN1[***] Device shall be deemed Non-Specific Licensor Patents until such time as Company exercises the Second Device Option at which time such Licensor Patents shall be deemed Specific Licensor Patents.
6.4.2	Non-Specific Licensor Patents. Subject to Section 6.4.1, with respect to all Licensor Patents in the Territory other than Specific Licensor Patents (“Non-Specific Licensor Patents”) as listed in Schedule 1.30 (as may be updated from time to time by Company), Licensor shall have the first right, and the obligation, to file, prosecute (including initiating or defending any reexamination and reissue proceedings) and maintain, using counsel of Licensor’s choosing, such Non-Specific Licensor Patents in Licensor’s name. Licensor shall bear all costs and expenses of filing, prosecuting and maintaining Non-Specific Licensor Patents. Licensor shall keep Company informed of the status of the filing and prosecution of Non-Specific Licensor Patents by promptly forwarding to Company copies of all official material correspondence (including, but not limited to, applications, office actions, and responses) relating thereto. Company shall have the right, and Licensor shall provide Company a reasonable opportunity, to comment on and advise Licensor as to the conduct of such filing, prosecution and maintenance of Non-Specific Licensor Patents, and Licensor shall incorporate all reasonable comments of Company, provided, however, that Licensor shall have the final decision-making right for all matters associated with such filing, prosecution and maintenance. Notwithstanding the foregoing of this Section 6.4.2, in the event that Licensor or Company wishes to file any continuation or divisional with respect to any Non-Specific Licensor Patent that claims treprostinil as the explicit and sole active pharmaceutical ingredient, then the prosecution and maintenance of any such continuation or divisional shall be governed by Section 6.4.1.
6.4.3	Election Not to File and Prosecute Licensor Patents. If either Party elects not to file or to continue to prosecute or maintain a Licensor Patent in the Territory where it is permitted to do so pursuant to Sections 6.4.1 and 6.4.2 above, as applicable, or fails to do so after receipt of notice from the other Party, then it shall notify the other Party in writing at least ninety (90) days before any deadline applicable to the filing, prosecution or maintenance of such Licensor Patent, as the case may be, or any other date by which an action must be taken to establish or preserve such Licensor Patent in such country or possession. In such case, the other Party shall have the right to pursue the filing or support the continued prosecution or maintenance of such Licensor Patent.
6.4.4	Patent Term Extension. Notwithstanding any Licensor Patent prosecution rights of Licensor under this Agreement, Company shall be responsible, in Licensor’s name, for obtaining patent term extensions or supplemental protection certificates or comparable extensions in any other country in the Territory, wherever available for Specific Licensor Patents in the Territory. Licensor shall provide Company with all relevant information, documentation and assistance in this respect as may reasonably be requested by Company. Any such assistance, supply of information and consultation shall be provided promptly and in a manner that will ensure that all patent term extensions for Specific Licensor Patents are obtained wherever legally permissible, and to the maximum extent available. In the event that any election with respect to obtaining patent term extensions is to be made, Company shall have the right to make such elections, and Licensor shall abide by all such elections.
6.4.5	Ownership; Company Patents. Each Party shall own all right, title, and interest in and to all Know-How developed by such Party or any of its Affiliates or a Third Party on behalf of such Party (and all Patent Rights claiming or covering such Know-How). The Parties shall jointly own and have an undivided one-half interest in and to all Know-How developed jointly by or on behalf of the Parties (and all Patent Rights claiming or covering such Know-How) with respect to Devices, Device Products or Products, and each Party hereby grants to the other Party a perpetual, irrevocable, fully paid-up, worldwide, fully sublicensable, non-exclusive license under its interest in and to such Know-How and Patent Rights. All determinations of inventorship under this Agreement shall be made in accordance with United States patent law. For avoidance of doubt, Company shall own any Know-How and Patent Rights developed by Company or any of its Affiliates or a Third Party on behalf of Company and shall have the right, but not the obligation, to file, prosecute and maintain any such Patent Rights (collectively, “Company Patents”). Company shall bear all costs and expenses of filing, prosecuting and maintaining Company Patents and Licensor shall have no right, title or interest in or to Company Patents.
6.5	Enforcement.
6.5.1	Notice.
(a)If either Party believes that an infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such activity by a Third Party with respect to any Licensor Technology, or if a Third Party claims that any Licensor Patent is invalid or unenforceable, in each case in the Territory, the Party possessing such knowledge or belief shall notify the other Party and provide it with details of such infringement or claim that are known by such Party.
(b)In the event that Licensor believes that a Company Patent, if any, is being infringed by a Third Party or if a Third Party claims that any Company Patent is invalid or unenforceable, Licensor shall notify Company and provide it with details of such infringement or claim.
6.5.2	Actions. Company shall have the exclusive right, at its own cost (subject to the indemnity obligations set forth in Section 9.2), to attempt to resolve any infringement or claim, including by filing an infringement suit, defending against such claim or taking other similar action, with respect to a Licensor Patent in the Territory (each, an “Action”) and to compromise or settle any such infringement or claim; provided that the compromise or settlement shall require Licensor’s prior written consent if the compromise or settlement will have an adverse impact on Licensor’s business outside the Territory or ownership of the Licensor Technology, such consent not to be unreasonably withheld, conditioned or delayed. At Company’s request, Licensor shall immediately provide Company with all relevant documentation (as may be requested by Company) evidencing that Company is validly empowered by Licensor to take such an Action. Licensor shall join Company in such Action upon Company’s written request. Licensor shall provide reasonable assistance to Company, at the Company’s cost, including providing access to relevant documents and other evidence and making its employees available. All amounts recovered by Company shall be allocated, first, to the costs and expenses of the Parties incurred to enforce the Licensor Patents and, second, to Company (provided that such remaining amounts after deduction of the costs and expenses of the Action shall be deemed Net Sales for royalty calculation purposes under the Product Agreement). In the event that Company does not bring such Action against the Third Party infringer within ninety (90) days of the notice delivered under Section 6.5.1, Licensor may request in writing that Company bring an Action, and Company shall consider such request in good faith. Notwithstanding the foregoing, in the event that a Third Party institutes a re-examination action or inter partes review proceeding or brings an action where the sole relief sought is declaratory judgment, in each case seeking to have a Licensor Patent declared invalid or unenforceable or if the Action involves a Non Specific Licensor Patent (a “Licensor Relevant Action”), and Company does not elect to defend or initiate such Licensor Relevant Action within thirty (30) days following Licensor’s request pursuant to the preceding sentence, Licensor or its licensees shall be free to defend or initiate the Licensor Relevant Action, at its own expense, and retain any award or settlement in its entirety. If necessary, Company shall join or be joined as a party to the Licensor Relevant Action, but shall be under no obligation to participate, except to the extent that such participation is required as a result of being named a party to the Licensor Relevant Action. Company shall offer reasonable assistance in connection therewith, at no charge to Licensor, except for reimbursement of reasonable Out-of-Pocket Expenses.
6.5.3	Company Patents. Company shall have the sole right and authority, but not the obligation, to enforce Company Patents against any Third Party infringer; provided, however, that Licensor shall provide reasonable assistance to Company with respect thereto, including providing access to relevant documents and other evidence and making its employees available, subject to Company’s reimbursement of any Out-of-Pocket Expenses incurred on an on-going basis in providing such assistance.
6.6	Third Party Actions Claiming Infringement.
6.6.1	Notice. If Company becomes aware of any Third Party Action against Company, Company shall promptly notify Licensor thereof in writing, setting for the facts of such claim in reasonable detail.
6.6.2	Right to Defend. As between the Parties, Company shall have the exclusive right, at its sole expense and with counsel of its sole choice, but not the obligation, to defend a Third Party Action described in Section 6.6.1 and to compromise or settle such Third Party Action; provided, however, that Company shall not enter into a settlement, consent judgment or other voluntary disposition of any such Third Party Action without consent by Licensor if the settlement, consent judgment or voluntary disposition will have an adverse impact on Licensor’s business outside of the Territory or Licensor Technology or involve the admission of liability on the part of Licensor. Licensor shall provide reasonable assistance to Company, at the Company’s cost (subject to the indemnity obligations set forth in Section 9.2), including providing access to relevant documents and other evidence and making its employees available.

ARTICLE 7
CONFIDENTIALITY
7.1	Confidentiality Obligations. Each Party agrees that, for the Term and for five (5) years thereafter, such Party shall, and shall ensure that its Representatives hold in confidence all Confidential Information disclosed to it by the other Party pursuant to this Agreement, unless such information:
(a)	is or becomes generally available to the public other than as a result of disclosure by the recipient;
(b)	is already known by or in the possession of the recipient at the time of disclosure by the disclosing Party;
(c)	is independently developed by recipient without use of or reference to the disclosing Party’s Confidential Information; or
(d)	is obtained by recipient from a Third Party that has not breached any obligations of confidentiality.

The recipient shall not disclose any of the Confidential Information, except to Representatives of the recipient who need to know the Confidential Information for the purpose of performing the recipient’s obligations, or exercising its rights, under this Agreement and who are bound by obligations of non-use and non-disclosure substantially similar to those set forth herein.  The recipient shall be responsible for any disclosure or use of the Confidential Information by such Representatives.  The recipient shall protect Confidential Information using not less than the same care with which it treats its own confidential information, but at all times shall use at least reasonable care.  Each Party shall: (i) implement and maintain appropriate security measures to prevent unauthorized access to, or disclosure of, the other Party’s Confidential Information; (ii) promptly notify the other Party of any unauthorized access or disclosure of such other Party’s Confidential Information; and (iii) cooperate with such other Party in the investigation and remediation of any such unauthorized access or disclosure.

7.2	Use. Notwithstanding Section 7.1, a Party may use the Confidential Information of the other Party for the purpose of performing its obligations, or exercising its rights, under this Agreement, including for purposes of:
(a)	filing or prosecuting patent applications, subject to the terms of Section 6.4;
(b)	prosecuting or defending litigation;
(c)	conducting pre-clinical studies or Clinical Trials pursuant to this Agreement or the Product Agreement;
(d)	seeking or maintaining Regulatory Approval of the Device or Device Product; or
(e)	complying with Law, including securities Law and the rules of any securities exchange or market on which a Party’s securities are listed or traded.

In addition to the foregoing, Company may, in furtherance of its rights under this Agreement, disclose Confidential Information of Licensor to any Third Party, provided that such Third Party is bound by obligations of confidentiality at least as stringent as the ones herein.

In making any disclosures pursuant to this Section 7.2, the disclosing Party shall, where reasonably practicable, give such advance notice to the other Party of such disclosure requirement as is reasonable under the circumstances and will use its Commercially Reasonable Efforts to cooperate with the other Party in order to secure confidential treatment of such Confidential Information required to be disclosed.  In addition, in connection with any permitted filing by either Party of this Agreement with any Governmental Body the filing Party shall endeavor to obtain confidential treatment of economic, trade secret information and such other information as may be requested by the other Party, and shall provide the other Party with the proposed confidential treatment request with reasonable time for such other Party to provide comments, and shall include in such confidential treatment request all reasonable comments of the other Party.

For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, in no event may Licensor use or reference any Confidential Information of Company, including any information reported by Company to Licensor in connection with this Agreement, to engage in any Competitive Action (as defined in the Product Agreement).

7.3	Required Disclosure. The recipient may disclose the Confidential Information to the extent required by Law or court order; provided, however, that the recipient promptly provides to the disclosing party prior written notice of such disclosure and provides reasonable assistance in obtaining an order or other remedy protecting the Confidential Information from public disclosure. If the recipient is required to make a disclosure as described in this Section 7.3, the recipient will furnish only that portion of the Confidential Information that is legally required.
7.4	Publications. Licensor shall not publish any information relating to a Device without the prior written consent of Company (which consent may be withheld or given in Company’s sole discretion), unless such information has already been publicly disclosed either prior to the Effective Date or after the Effective Date through no fault of Licensor or otherwise not in violation of this Agreement. Company shall have the right to make such publications as it chooses, in its sole discretion, without the approval of Licensor. Licensor shall submit to Company for Company’s written approval (which approval be granted or denied in Company’s sole discretion) any publication or presentation (including in any seminars, symposia or otherwise) of information related directly or indirectly to the Device for review and approval at least ninety (90) days prior to submission for the proposed date of publication or presentation.
7.5	Press Releases and Disclosure.
7.5.1	Initial Press Release. The proposed joint public announcement by Licensor and Company of the execution of this Agreement is set forth on Schedule 7.5.1 hereto.
7.5.2	Public Disclosures by Licensor. Except as provided in Section 7.5.4, Licensor may not make any subsequent press release or public announcement regarding the terms of this Agreement or any matter covered by this Agreement, including the Development or Commercialization of Devices or Device Products, without the prior written consent of Company.
7.5.3	Public Disclosures by Company. Except as provided in Section 7.5.4, Company may not make any subsequent press release or public announcement regarding the terms of this Agreement; provided, however, that Company shall have the right to make such press releases as it chooses, in its sole discretion, regarding the status of its Development or Commercialization of Devices or Device Products without the approval of Licensor, provided further, that, to the extent practicable, Company shall use Commercially

Reasonable Efforts to notify Licensor in advance of any such press release that would reasonably be expected to trigger any securities filing obligations for Licensor.
7.5.4	Exceptions. Notwithstanding the foregoing, either Party shall have the right, without the approval of the other Party, (a) to make securities filings that such Party determines are required under applicable securities laws and regulations (provided, that to the extent practicable, it provides the text of such planned disclosure to the non-disclosing Party no less than two (2) days prior to disclosure, and has used Commercially Reasonable Efforts to incorporate all reasonable comments of the non-disclosing Party regarding such disclosure); and (b) to make disclosures of information that has been previously published or released in accordance with the terms and conditions of this Agreement. Licensor may disclose the terms and conditions of this Agreement to its licensees of devices and device products to clarify the scope of license to Company of the Devices and Device Products, provided that Licensor shall redact all of the financial terms and conditions set forth in this Agreement prior to such disclosure and further provided that Licensor shall provide the text of such planned disclosure to Company no less than two (2) days prior to disclosure and shall incorporate all reasonable comments of Company regarding such disclosure.
ARTICLE 8
REPRESENTATIONS, WARRANTIES AND COVENANTS
8.1	Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:
(a)	such Party is duly organized and validly existing under the Laws of the jurisdiction of its incorporation;
(b)	such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;
(c)	this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of this Agreement by such Party does not conflict with, breach or create in any Third Party the right to accelerate, terminate or modify any agreement or instrument to which such Party is a party or by which such Party is bound, and does not violate any Law of any Governmental Body having authority over such Party; and
(d)	such Party has all right, power and authority to enter into this Agreement, to perform its obligations under this Agreement.
8.2	Additional Representations and Warranties of Licensor. Licensor represents and warrants to Company that, as of the Effective Date:
(a)	no consent by any Third Party or Governmental Body is required with respect to the execution and delivery of this Agreement by Licensor or the consummation by Licensor of the transactions contemplated hereby;

(b)	no claims have been asserted or threatened by any Person, nor to Licensor’s Knowledge, are there any valid grounds for any claim of any such kind, (i) challenging the validity, effectiveness, or ownership of Licensor Technology, and/or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any of Licensor Technology infringes or will infringe on any intellectual property right of any Person;
(c)	to Licensor’s Knowledge, there is no unauthorized use, infringement or misappropriation of any of Licensor Technology by any employee or former employee of Licensor, or any other Third Party in the Territory;
(d)	the Licensor Patents are subsisting and all registration, renewal, maintenance and other official fees with respect to the Licensor Patents due on or before the date of this Agreement have been paid in full. Licensor is the sole assignee and owner of each item listed on Schedule 1.30. To Licensor’s Knowledge, the Licensor Patents are not the subject of any litigation procedure, discovery process, interference, reissue, reexamination, opposition, appeal proceedings or any other legal dispute;
(e)	the Licensor Patents (i) constitute all Patent Rights owned or Controlled by Licensor as of the Effective Date that are directly related to, necessary or useful for, or used in, the Development, Regulatory Approval, manufacture, use, marketing, sale, offer for sale, import, export or Commercialization of the PN2[***] Device or PN1[***] Device in the Territory and (ii) listed on Schedule 1.30 hereto constitute all Patent Rights that are directly related to, necessary or useful for, or used in, the Development, Regulatory Approval, manufacture, use, marketing sale, offer for sale, import, export or Commercialization of the PN2[***] Device or the PN1[***] in the Territory;
(f)	the Licensor Know-How (i) constitutes all Know-How owned or Controlled by Licensor as of the Effective Date that is directly related to, or are necessary or useful for, the Development, manufacture, use or Commercialization of the PN2[***] Device or the PN1[***] Device under the Licensed Rights and (ii) to Licensor’s Knowledge, constitutes all Know-How that is directly related to, or are necessary or useful for, the Development, manufacture, use or Commercialization of the PN2[***] Device or PN1[***] Device under the Licensed Rights;
(g)	all of the Licensor Technology is owned by Licensor or its Affiliates and Licensor has not in-licensed, or otherwise obtained any rights, from a Third Party with respect to the PN2[***] Device or PN1[***] Device or the Licensor Technology;
(h)	Licensor has not licensed to a Third Party the right to develop the PN2[***] Device or PN1[***] Device;
(i)	no Third Party has filed, pursued or maintained or threatened in writing to file, pursue or maintain any claim, lawsuit, charge, complaint or other action alleging that any Licensor Patent is invalid or unenforceable;
(j)	to Licensor’s Knowledge, Company’s and its Affiliates’ and Sublicensees’ practice and use of the inventions claimed in the Licensor Patents under the Licensed Rights as permitted herein (including the sale, offer for sale, Commercialization or Regulatory Approval of the PN2[***] Device or PN1[***] Device) will not infringe any intellectual property rights of any Third Party;

(k)	all Representatives of Licensor who have performed any activities on its behalf in connection with Development regarding the PN2[***] Device or PN1[***] Device have assigned to Licensor the whole of their rights in any intellectual property made, discovered or developed by them as a result of such Development, and no Third Party has any rights to any such intellectual property;
(l)	Licensor has all right, title and interest in and to the Licensor Technology and Licensor Technology is free and clear of any liens, charges, encumbrances or rights of others to possession or use;
(m)	Licensor has not previously licensed, assigned, transferred, or otherwise conveyed any right, title or interest in and to the Licensor Technology to any Third Party in the Territory, including any rights with respect to the PN2[***] Device or the PN1[***] Device;
(n)	to Licensor’s Knowledge, the Licensor Technology constitutes all of the intellectual property which could reasonably be expected to be necessary or useful for, or used in, the Development, manufacture, Regulatory Approval, import, export, use, marketing, sale, offer for sale or Commercialization of the PN2[***] Device or PN1[***] Device;
(o)	the PN2[***] Device and PN1[***] Device each fall within the scope of at least one Valid Claim of at least one of the Licensor Patents listed on Schedule 1.30;
(p)	to Licensor’s Knowledge, there is no additional Third Party licenses that have to be taken now or in the future to guarantee freedom-to-operate to Develop, manufacture and Commercialize the PN2[***] Device or PN1[***] Device without any limitation;
(q)	the Existing Third Party Agreements constitute all agreements that were entered into by Licensor or its Affiliates with Third Parties for the development or manufacture or supply of the PN2[***] Device or the PN1[***] Device. Licensor has provided to Company an accurate, true and complete copy of each of the Existing Third Party Agreements, as amended to date, and each of the Existing Third Party Agreements is in full force and effect. Licensor is not, and to Licensor’s Knowledge no other party to any Existing Third Party Agreement is, in breach or default in the performance of its obligations under any of the Existing Third Party Agreements. Licensor has not received any notice from any Third Party of any breach, default or non-compliance of Licensor under the terms of any of the Existing Third Party Agreements. There have been no amendments or other modification to any Existing Third Party Agreements, except as have been disclosed to Company in writing;
(r)	all tangible information and data provided by or on behalf of Licensor to Company on or before the Effective Date in contemplation of this Agreement was and is true, accurate and complete in all material respects, and Licensor has not failed to disclose, or cause to be disclosed, any information or data that would cause the information and data that has been disclosed to be misleading in any material respect;
(s)	Licensor (and its Affiliates) has not employed or otherwise used in any capacity, and will not employ or otherwise use in any capacity, the services of any Person debarred under any Law, including under Section 21 USC 335a or any foreign equivalent thereof, with respect to the Licensor Technology or a Device;

(t)	all Development related to the PN2[***] Device and PN1[***] Device prior to the Effective Date has been conducted in accordance with all Laws; and
8.3	Licensor Covenants. Licensor covenants to Company that:
(a)	Licensor shall fulfill all of its obligations, including but not limited to its payment obligations, under each Existing Third Party Agreement;
(b)	Licensor shall fulfill all of its obligations, including but not limited to its payment obligations, under each Supply Agreement that related to periods prior to the effectuation or assignment to Company of any such agreement;
(c)	Licensor shall fulfill all of its obligations, including but not limited to its payment obligations, under any Third Party License Agreement;
(d)	Licensor shall not amend or waive, or take any action or omit to taking any action that would alter, any of Licensor’s rights under any Existing Third Party Agreement, Third Party License Agreement or Supply Agreement in any manner that adversely affects, or would reasonably be expected to adversely affect, Company’s rights and benefits under this Agreement. Licensor shall promptly notify Company of any default under, termination or amendment of, any Third Party License Agreement or Supply Agreement; and
(e)	with respect to each Supply Agreement that is to be assigned to Company hereunder, until such time as such Supply Agreement has been assigned to, and assumed by, Company, (i) Licensor shall not amend or terminate such Supply Agreement, or waive, or take any action or omit to take any action that would alter, any of Licensor’s rights under any Supply Agreement, and (ii) Licensor shall promptly notify Company of any default under, or termination or amendment of, any Supply Agreement. In the case of any default by Licensor under a Supply Agreement, Licensor shall provide Company a reasonable opportunity to cure such default.
ARTICLE 9
INDEMNIFICATION AND INSURANCE
9.1	Indemnification by Company. Company shall indemnify, defend and hold Licensor and its Affiliates and each of their respective employees, officers, directors and agents (the “Licensor Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) (collectively, the “Losses”) to the extent arising out of Third Party claims or suits to the extent arising out of: (a) the Development, sale, offer for sale, import, export and other Commercialization of a Device by or on behalf of Company, its Affiliates or Sublicensees after the Effective Date; (b) Company’s gross negligence or willful misconduct; (c) Company’s breach of its obligations under this Agreement; or (d) breach by Company of its representations or warranties set forth in Article 8; except, in each case (a)-(d), to the extent such Losses arise out of (i) any activities set forth in Sections 9.2(a)-(d) for which Licensor is obligated to indemnify any Company Indemnitee under Section 9.2 or (ii) any liability for which Licensor is responsible under the Supply Agreement or any other agreement between Licensor and Company.
9.2	Indemnification by Licensor. Licensor shall indemnify, defend and hold Company and its Affiliates and each of their respective agents, employees, officers and directors (“Company Indemnitees”) harmless from and against any and all Losses to the extent arising out of Third Party claims or suits to the extent arising out of: (a) Licensor’s Development, manufacture, use or

Commercialization of the Licensor Technology and Devices prior to the Effective Date; (b) Licensor’s gross negligence or willful misconduct; (c) Licensor’s breach of its obligations under this Agreement; or (d) breach by Licensor of its representations, warranties or covenants set forth in Article 8; except, in each case (a)-(d), to the extent such Losses arise out of any activities set forth in Sections 9.1(a)-(d) for which Company is obligated to indemnify any Licensor Indemnitee under Section 9.1.
9.3	No Consequential Damages. EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 9.1 OR SECTION 9.2, AS APPLICABLE, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL LIMIT EITHER PARTY FROM SEEKING OR OBTAINING ANY REMEDY AVAILABLE UNDER LAW FOR ANY BREACH OF BY THE OTHER PARTY OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 7.
9.4	Notification of Claims; Conditions to Indemnification Obligations. As a condition to a Party’s right to receive indemnification under this Article 9, it shall: (a) promptly notify the other Party as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto; (b) cooperate, and cause the individual indemnitees to cooperate, with the indemnifying Party in the defense, settlement or compromise of such claim or suit; and (c) permit indemnifying Party to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel. In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified Party or any indemnitee without the prior written consent of the indemnified Party. Each Party shall reasonably cooperate with the other Party and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include without limitation using Commercially Reasonable Efforts to provide or make available documents, information and witnesses. The indemnifying Party shall have no liability under this Article 9 with respect to claims or suits settled or compromised without its prior written consent.
9.5	Insurance. During the Term, each Party shall obtain and maintain, at its sole cost and expense, insurance (including any self-insured arrangements) in types and amounts, that are reasonable and customary in the United States and Taiwan, as applicable, pharmaceutical and biotechnology industry for companies engaged in comparable activities. It is understood and agreed that this insurance shall not be construed to limit either Party’s liability with respect to its indemnification obligations hereunder. Each Party will, except to the extent self-insured, provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Section 9.5.
ARTICLE 10
TERM AND TERMINATION
10.1	Term and Expiration. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided in this Article 10, shall continue in full force and effect, on a country-by-country basis until expiration or termination of the Product Agreement for the Existing Product in such country, at which time this Agreement shall expire in its entirety in such country and the terms of Section 10.5.2(a) shall apply.
10.2	Termination upon Material Breach.
10.2.1	Material Breach. If a Party breaches any of its material obligations under this Agreement, the Party not in default may give to the breaching Party a written notice specifying the nature of the default, requiring it to cure such breach, and stating its intention to terminate this Agreement if such breach is not cured within [***] days. If such breach is not cured within [***] days after the receipt of such notice, the Party not in default shall be entitled to terminate this Agreement immediately by written notice to the other Party. For clarity, such material obligations may apply to the performance of either: (a) this Agreement in its entirety, in which case this provision shall apply to the entire Agreement; (b) a specific Device or Device(s), in which case this provision shall apply only to such affected Device or Device(s); or (c) a specific country or countries within the Territory, in which case this provision shall apply only to such affected country or countries. For the avoidance of doubt, in no event shall a breach of any material obligation under this Agreement be deemed a breach of any material obligation under the Product Agreement or be deemed to give rise to a right of termination under the Product Agreement. Termination of this Agreement shall not be deemed to result in termination of the Product Agreement.
10.2.2	Licensor Cure Period. If Licensor is the defaulting party and a material breach by Licensor is not cured within [***] days of receipt following a notice from Company under Section 10.2.1 (the “Cure Period”), Company may elect not to terminate this Agreement and, instead, during the period commencing at the end of the Cure Period and continuing until the end of the last Royalty Term in all countries, reduce the Development Milestone payments under Section 6.2 of the Product Agreement, the Sales Milestone payments under Section 6.3 of the Product Agreement and the then-applicable royalty rates under Section 6.4.1 of the Product Agreement by [***]; provided, that such reduction shall not be Company’s sole remedy with respect to the breach by Licensor.
10.2.3	Material Breach Dispute. Any Dispute regarding an alleged material breach of this Agreement shall be resolved in accordance with Article 11. In such event, termination will be tolled and the termination will become effective only if such material breach remains uncured for the applicable cure period after the final resolution of the Dispute through such dispute resolution procedures.
10.3	Bankruptcy Event Termination. This Agreement may be terminated by written notice by a Party at any time during the Term in the event of a Bankruptcy Event of the other Party.
10.4	Mutual Termination. The Parties may terminate this Agreement in its entirety or on a country-by-country or Device-by-Device basis upon mutual written agreement.
10.5	Effects of Termination.
10.5.1	Survival.
(a)Notwithstanding the expiration or termination of this Agreement, the following provisions shall survive:  Articles 1, 7 (solely with respect to the time period set forth in Section 7.1) and 11; and Sections 3.5 (with respect to trademark ownership), 4.1 (with respect to ownership of regulatory filings and Regulatory

Approvals), 4.6, 5.2, 6.4.5, 9.1-9.4, 10.5-10.7, 12.1, 12.2.1-12.2.4, 12.2.5 (for so long as Company has a continuing license hereunder), 12.3, and 12.4-12.17.
(b)Expiration or termination of this Agreement shall not relieve the Parties of any liability that accrued hereunder prior to the effective date of such termination.  In addition, termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.
10.5.2	Licenses.
(a)As of the effective date of expiration of the Term with respect to a given country, the Licensed Rights shall convert to a fully paid, royalty free, irrevocable, perpetual, exclusive, and sublicensable license under the Licensor Technology to Develop, manufacture, have manufactured, use and Commercialize Devices and Device Products in the Field in such country.
(b)Upon termination of this Agreement by Licensor pursuant to Section 10.2.1 or 10.3, the following terms and conditions shall apply with respect to such Device(s) or Device Product(s) and country(ies) as are the subject of such termination:
(i)all licenses granted to Company under Section 2.1 shall terminate;
(ii)Company shall, upon written request by Licensor and within three (3) months therefrom, and subject to Licensor assuming legal responsibility for any Clinical Trials of a Device or Device Product then ongoing, transfer to Licensor or its Third Party designee at no cost to Licensor (except in any such case where Licensor is seeking a claim for damages from Company with respect to any such breach or termination of this Agreement) ownership and control of all regulatory filings, Regulatory Approvals and Device or Device Product data prepared or obtained by or on behalf of Company prior to the date of such termination, to the extent solely related to the Device or Device Product and country(ies) and transferable, and Company shall take any actions reasonably necessary to effect such transfer, provided Company shall have the right to retain one copy of such transferred regulatory filings, Regulatory Approvals and Device or Device Product data for record-keeping purposes;
(iii)Company shall, upon written request of Licensor, return to Licensor or, at Company’s option, destroy, at Company’s cost and expense, all relevant records and materials in its possession or control containing or comprising the Licensor Know-How, or such other Confidential Information of Licensor, to the extent solely related to such Device(s) or Device Product(s) and country(ies); provided, however, that Company shall have the right to retain one copy of such Licensor Know-How and such other Confidential Information of Licensor for archival purpose;
(iv)Company shall, at Licensor’s election within thirty (30) days following termination, sell such materials (in whole or in part) to Licensor at a price equal to Company’s costs of goods.  Any clinical supplies of such Device(s), Device Product(s) or other materials purchased by Licensor from Company shall be purchased on an “as is” basis with no representations or warranties.  In the event that Licensor does not make an election within such thirty (30) day period or elects not to purchase such materials, Company shall have the right to (A) destroy or retain any and all chemical, biological or physical materials relating to or comprising such Device(s) or Device Product(s), including clinical supplies of such Device(s) or Device Product(s), that are Controlled by Company to the extent solely related to such country(ies) or (B) sell such materials to a Third Party;
(v)To the extent not prohibited by Law, Company shall wind down any ongoing Clinical Trials to the extent solely related to such Device(s) or Device Product(s) and country(ies);
(vi)Company and its Affiliates and Sublicensees shall be entitled, during the [***] month period following such termination, to sell any commercial inventory of such Device(s) or Device Product(s) which remains on hand as of the date of the termination, so long as Company pays to Licensor the royalties applicable to said subsequent sales in accordance with the terms and conditions set forth in this Agreement.  Any commercial inventory remaining following [***] month period shall be offered for sale to Licensor at a price equal to Company’s costs of goods; and
(vii)Upon any termination of this Agreement, each of Company’s Sublicensees shall continue to have the rights and license set forth in its sublicense agreements, which agreements shall be automatically assigned to Licensor, to the extent solely related to such Device(s) or Device Product(s) and country(ies); provided, however, that such Sublicensee is not then in breach of any of its material obligations under its sublicense agreement.
10.6	Additional Effects of Termination for a Licensor Bankruptcy Event.
10.6.1	Continuing Rights. The Parties agree that Company, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of a Licensor Bankruptcy Event, Company shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Company’s possession, shall be promptly delivered to it (a) following any such commencement of a bankruptcy proceeding upon Company’s written request therefor, unless Licensor elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by Licensor upon written request therefor by Company.
10.6.2	Right of First Refusal. In addition to the foregoing, in the event of a Licensor Bankruptcy Event, Company shall, to the extent allowed by Law (including to the extent enforceable under the Laws of Taiwan), have a right of first refusal to purchase all of Licensor’s interest in the Device or Device Product and the Licensor Technology (the “Right of First Refusal”). The Right of First Refusal shall operate as follows:
(a)Licensor (or other authorized representative of Licensor, including a bankruptcy trustee) shall promptly send to Company a reasonably detailed written notification of any Licensor Bankruptcy Event.

(b)Licensor (or other authorized representative of Licensor, including a bankruptcy trustee) shall promptly send to Company a written notification of any Third Party offer made on Device, Device Product or Licensor Technology.  For a period of up to [***] days after Company receives such notice (such period, the “Right of First Refusal Notice Period”), it shall notify Licensor of its intention to exercise its Rights of First Refusal.  In the event Company exercises its Right of First Refusal, the terms of the Third Party offer shall become binding upon Company and Licensor.  For the avoidance of doubt, Licensor shall not enter into any agreement with a Third Party relating to Licensor’s interest in the Devices, Device Products or Licensor Technology during the Right of First Refusal Notice Period.
10.7	Other Remedies. Termination of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such termination. Termination of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect or limit, any rights or remedies that otherwise may be available at Law or in equity.
ARTICLE 11
DISPUTE RESOLUTION
11.1	General. The Parties recognize that disputes (“Disputes”) as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish under this Article 11 procedures to facilitate the resolution of Disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.
11.2	Escalation to Executive Officers. Either Party may, by written notice to the other Party, request that a Dispute that remains unresolved by the Parties for a period of thirty (30) days be submitted to the Executive Officers for resolution. If the Executive Officers cannot resolve such Dispute within thirty (30) days after referral of such Dispute to them, then, at any time after such thirty (30) day period, either Party may refer such Dispute to arbitration by submitting a written notice of such request to the other Party.
11.3	Arbitration.
11.3.1	Disputes. The Parties hereby agree that, except as otherwise expressly set forth herein, in the event the Parties are unable to resolve any Dispute after referring such Dispute to the Executive Officers, the Dispute shall be settled by binding arbitration administered by the International Chamber of Commerce (“ICC”) in accordance with its Rules of Arbitration (the “Rules”). Either Party may refer any Dispute to arbitration by submitting a written notice of such request to the other Party.
11.3.2	Arbitrators. Any arbitration shall be presided over by three (3) arbitrators. Each Party shall select one (1) arbitrator, and such selected arbitrators shall mutually agree upon the third arbitrator who shall act as the chairman of the arbitration panel. If either Party fails or both Parties fail to choose an arbitrator or arbitrators within thirty (30) days after receiving notice of commencement of arbitration or if the two (2) arbitrators fail to choose a third arbitrator within thirty (30) days after their appointment, then either or both Parties shall immediately request that the ICC select the remaining number of arbitrators to be selected. The arbitrators shall be neutral and independent of the Parties and their respective Affiliates, and may not be current or former directors, officers or employees of the Parties or their respective Affiliates. No Party may have any ex parte discussion with any potential arbitrator, except for confirming if such arbitrator is willing and able to serve on the arbitration panel. All arbitrators shall have ten (10) or more years of experience in the pharmaceutical and biotechnology industries, shall have appropriate experience with respect to the matter(s) to be arbitrated, and shall have some experience in mediating or arbitrating issues relating to such agreements.
11.3.3	Arbitration Process. The seat of the arbitration shall be New York, New York, USA. The arbitrators shall set a date for a hearing that shall be held no later than sixty (60) days following the appointment of the last of such three (3) arbitrators. The Parties shall have the right to be represented by counsel. No less than thirty (30) days prior to the hearing, each Party shall submit the following to the other Party and the arbitration panel: (a) a copy of all exhibits on which such Party intends to rely in any oral or written presentation to the panel; (b) a list of any witnesses such Party intends to call at the hearing, and a short summary of the anticipated testimony of each witness; and (c) a brief in support of such Party’s proposed rulings and remedies; provided that the brief shall not exceed twenty-five (25) pages. This page limitation shall apply regardless of the number of issues raised in the arbitration proceeding. The arbitrators shall determine what discovery will be permitted in accordance with the Rules, consistent with the goal of reasonably controlling the cost and time that the Parties must expend for discovery; provided, however, that the arbitrators shall permit discovery as they deem proportionate to the issues in dispute. The arbitration panel shall have sole discretion regarding the admissibility of any evidence, except statements made during settlement negotiations and affidavits prepared for the purposes of the hearing shall not be admissible. Within ten (10) days following completion of the hearing, each Party may submit to the other Party and the panel a post-hearing brief in support of its proposed rulings and remedies; provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the proceeding.
11.3.4	Decision of Arbitrators. The arbitrators shall use their best efforts to rule on each disputed issue within thirty (30) days after completion of the hearing described in Section 11.3.3. The determination of the arbitrators as to the resolution of any Dispute shall be binding and conclusive upon the Parties, absent manifest error. All rulings of the arbitrators shall be in writing and shall be delivered to the Parties as soon as is reasonably possible.
11.3.5	Awards. Any award to be paid by one Party to the other Party as determined by the arbitrators as set forth above under this Section 11.3 be promptly paid in USD free of any Tax, deduction or offset, and any costs, fees or Taxes incident to enforcing the award shall, to the maximum extent permitted by Law, be charged against the Party resisting enforcement. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Section 11.3, and agrees that, subject to the Federal Arbitration Act, judgment may be entered upon the final award in a court of competent jurisdiction and that other courts may award full faith and credit to such judgment in order to enforce such award.
11.3.6	Costs and Expenses. The Parties agree that they shall share equally in the joint costs associated with the arbitration hearing(s) and any procedural conferences (location, stenographer and similar), the fees and expenses of any independent expert retained by the arbitrators, if any, and the fees and expenses of the arbitrators (as set forth above) and administrative fees and expenses of ICC. Each Party shall bear its own costs and attorneys’ and witnesses’ fees and associated costs and expenses. The existence and substance of the arbitration proceedings and the decision of the arbitrators shall be kept confidential by the Parties and the arbitrators except to the extent disclosure may be necessary to conduct the arbitration, or in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision.
11.4	Injunctive Relief. Notwithstanding anything to the contrary in this Agreement, either Party will have the right to seek temporary injunctive or preliminary equitable relief pending final resolution of any Dispute under Section 11.3, in any court of competent jurisdiction as may be available to such Party under Law in such jurisdiction with respect to any matters arising out of the other Party’s performance or breach of its obligations under this Agreement.
ARTICLE 12
MISCELLANEOUS PROVISIONS
12.1	Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed, for financial, Tax, legal or other purposes, to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties.
12.2	Assignment.
12.2.1	Assignment Generally. Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by Licensor without the prior written consent of Company (not to be unreasonably withheld or delayed).
12.2.2	Assignment by Company. Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by Company without the prior written consent of Licensor (not to be unreasonably withheld, conditioned or delayed); provided, however, that Company may, without the prior written consent of Licensor, assign this Agreement to an Affiliate or to any Third Party in connection with a Change of Control or sale of all or substantially all of its assets to which this Agreement relates.
12.2.3	Continuing Obligations. No assignment under this Section 12.2 shall relieve the assigning Party of any of its responsibilities or obligations hereunder and, as a condition of such assignment, the assignee shall agree in writing to be bound by all obligations of the assigning Party hereunder. This Agreement shall be binding upon the successors and permitted assigns of the Parties.
12.2.4	Void Assignments. Any assignment not in accordance with this Section 12.2 shall be void.
12.2.5	Assignment of Licensor Technology. Licensor shall not assign or transfer any Licensor Technology to any of its Affiliates without the prior written consent of Company unless such Affiliate agrees in writing to be bound by all obligations of Licensor.
12.3	Performance and Exercise by Affiliates. Company shall have the right to have any of its obligations hereunder performed, or its rights hereunder exercised, by, any of its Affiliates and the performance of such obligations by any such Affiliate shall be deemed to be performance by Company; provided, however, that Company shall be responsible for ensuring the performance of its obligations under this Agreement and that any failure of any Affiliate performing obligations of Company hereunder shall be deemed to be a failure by Company to perform such obligations. For clarity, the foregoing means that Company may designate an Affiliate to perform its obligations hereunder or to be the recipient of Licensor’s performance obligations hereunder.
12.4	Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
12.5	Accounting Procedures. Each Party shall calculate all amounts, and perform other accounting procedures required, under this Agreement and applicable to it in accordance with GAAP.
12.6	Force Majeure. Neither Party shall be liable to the other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by or results from acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, failure or delay of transportation, omissions or delays in acting by a governmental authority, acts of a government or an agency thereof or judicial orders or decrees or restrictions or any other reason which is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities) and will use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable.
12.7	No Trademark Rights. No right, express or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of the other Party in connection with the performance of this Agreement or otherwise.
12.8	Entire Agreement of the Parties; Amendments. This Agreement and the Schedules and Exhibits hereto, together with the Product Agreement (including the First Amendment) and the schedules and exhibits thereto (as incorporated herein), constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.
12.9	Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.
12.10	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, USA, excluding application of any conflict of laws principles that would require application of the Law of a jurisdiction outside of State of New York, USA.
12.11	Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person or transmitted by express courier service (signature required) to the Party to which it is directed at its address shown below or such other address as such Party shall have last given by notice to the other Party.

If to Company, addressed to:

Liquidia Technologies, Inc.

419 Davis Drive, Suite 100

Morrisville, North Carolina 27560

USA

Attention: General Counsel

Email: legal@liquidia.com

With a copy, which shall not constitute notice, to:

DLA Piper LLP (US)

51 John F. Kennedy Parkway, Suite 120

Short Hills, New Jersey 07078

USA

Attention: Andrew P. Gilbert

Email: andrew.gilbert@us.dlapiper.com

If to Licensor, addressed to:

Pharmosa Biopharm Inc.

11F, No. 508, Section 7, Zhongxiao East Road

Nangang District, Taipei City 11502

Taiwan

Attention: Pei Kan/ Weishu Lu

Email: peikan@pharmosa.com.tw/ Weishu.lu@pharmosa.com.tw

With a copy, which shall not constitute notice, to:

K&L Gates

30F, No. 95. Dun Hua S. Road, Section 2

Ta-an District, Taipei City 106

Taiwan

Attention: Jacqueline Fu

Email: jacqueline.fu@klgates.com

12.12	Language. The official language of this Agreement and between the Parties for all correspondence shall be the English language.
12.13	Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.
12.14	Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

12.15	No Implied License. No right or license is granted to Licensor hereunder by implication, estoppel, or otherwise to any know-how, patent or other intellectual property right owned or controlled by Company or its Affiliates.
12.16	Interpretation. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Schedules and Exhibits shall be deemed references to Articles and Sections of, and Schedules and Exhibits to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP. Unless the context otherwise requires, countries shall include territories.
12.17	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.

[signature page follows]

IN WITNESS WHEREOF, duly authorized representatives of the Parties have executed this Agreement as of the Effective Date.

/s/s
PHARMOSA BIOPHARM INC.	LIQUIDIA TECHNOLOGIES, INC.
Signature: /s/ Pei Kan	Signature: /s/ Roger Jeffs
Printed Name: Pei Kan	Printed Name: Roger Jeffs
Title: President	Title: CEO

Schedule 1.21

Existing Third Party Agreements

[***]

Schedule 1.28

Licensor Know-How

[***]

Schedule 1.29

Licensor’s Knowledge Individuals

[***]

Schedule 1.30

Licensor Patents

[***]

Schedule 1.37

PN1[***] Device Specification

[***]

Schedule 1.38

PN2[***] Device Specification

[***]

Schedule 2.3

Licensor Technology Transfer Plan

[***]

Schedule 7.5.1

Initial Press Release

Liquidia and Pharmosa Biopharm Expand Collaboration to Develop
Sustained Release Inhaled Treprostinil (L606)

●	Liquidia amends exclusive license to include key markets in Europe, Japan and elsewhere
●	Liquidia also obtains rights to Pharmosa’s next-generation nebulizers for use with L606
●	Pharmosa to receive $3.5 million upfront and up to $157.75 million in additional development and sales milestones tied to commercial sales outside of North America

MORRISVILLE, N.C., [October 2], 2024 – Liquidia Corporation (NASDAQ: LQDA), a biopharmaceutical company developing innovative therapies for patients with rare cardiopulmonary diseases, and Pharmosa Biopharm (Pharmosa) today announced that they have amended the current exclusive licensing agreement for the development and commercialization of L606, an inhaled, sustained-release formulation of treprostinil currently being evaluated in a clinical trial for the treatment of pulmonary arterial hypertension (PAH) and pulmonary hypertension associated with interstitial lung disease (PH-ILD). The amended agreement expands Liquidia’s licensed territory beyond North America to include key markets in Europe, Japan and elsewhere. Pharmosa will retain certain territories, including China, Korea, Taiwan, Middle East, North Africa, Turkey and Southeast Asia.

Liquidia has also obtained certain rights to Pharmosa’s next-generation smart-technology nebulizers for use with its proprietary liposomal drug formulations. Unlike current nebulized treatments for PAH and PH-ILD, these palm-sized, lightweight, virtually silent nebulizers provide portability like a dry-powder inhaler and rapidly deliver a dose using breath-actuated smart technology that adapts to a patient’s normal breathing pattern.

Dr. Rajeev Saggar, Chief Medical Officer of Liquidia, stated: “This is a great example of our approach to research and development in pulmonary hypertension. This partnership has the potential to be transformational for people living with PAH and PH-ILD, as it will combine Liquidia’s expertise as a leader in the field of pulmonary hypertension with Pharmosa’s deep experience in inhaled liposomal formulations. We are delighted by the interest from the global medical and patient communities, many of which lack access to inhaled formulations of treprostinil, as we prepare to initiate the L606 pivotal study in PH-ILD later this year. We are also encouraged by the recent scientific advice from the European Medicines Agency that supports our plan to proceed with the study as designed.”

Pei Kan, Ph.D., President of Pharmosa, added: “This expanded partnership with Liquidia is a strong endorsement for our L606 programs and our contribution to the fight against pulmonary hypertension including PAH and PH-ILD. With more than 100,000 PAH and PH-ILD patients in the major countries outside North America, improvements of the treatment strategies in this region are essential since there is no approved treatment for PH-ILD outside the U.S. We believe Liquidia’s commitment to move quickly and execute its global clinical program will accelerate the potential for long-term value creation for both parties in this partnership.”

Consistent with the agreement from June 2023, Liquidia will be responsible for the development, regulatory and commercial activities of L606 in the expanded territory. Pharmosa will continue to manufacture clinical and commercial supplies of L606. In consideration for these incremental exclusive rights, Liquidia will pay Pharmosa an upfront payment of $3.5 million and up to $157.75 million in additional milestone payments for the development of PAH and PH-ILD indications and commercial sales outside of North America. Royalties payable by Liquidia to Pharmosa on global net sales of L606 have not changed and remain two tiers of low, double-digit royalties as set forth in the original agreement.

Clinically, L606 continues to generate encouraging data in an open-label safety study in the United States in both PAH and PH-ILD. As reported in a poster presentation at the 2024 American Thoracic Society International Conference, the tolerability and titratability profile of L606 observed to date has been favorable up to the maximum dose allowed in the study of 378 mcg twice daily, a dosage comparable to 26 to 28 breaths of Tyvaso administered four times daily. Pharmacokinetic studies in healthy volunteers demonstrated therapeutic levels of L606 up to 12 hours and 7-times lower peak plasma concentration compared to Tyvaso®. The increased apparent half-life of L606, in concert with comparable systemic exposure and clearance rate, suggests that L606 provides controlled, continuous drug coverage during sleeping and waking hours, and supports twice-daily administration using a breath-actuated, smart-technology nebulizer.

About L606 (liposomal treprostinil) Inhalation Suspension

L606 is an investigational, liposomal formulation of treprostinil administered twice-daily with a short-duration next-generation nebulizer. The L606 suspension uses Pharmosa’s proprietary liposomal formulation to encapsulate treprostinil which can be released slowly at a controlled rate into the lung, enhancing drug exposure over an extended period and reducing local irritation of the upper respiratory tract. L606 is currently being evaluated in an open-label study in the United States for treatment of pulmonary arterial hypertension (PAH) with a planned pivotal study for the treatment of pulmonary hypertension associated with interstitial lung disease (PH-ILD).

About Pulmonary Arterial Hypertension (PAH)

Pulmonary arterial hypertension (PAH) is a rare, chronic, progressive disease caused by hardening and narrowing of the pulmonary arteries that can lead to right heart failure and eventually death. Currently, an estimated 45,000 patients are diagnosed and treated in the United States. There is currently no cure for PAH, so the goals of existing treatments are to alleviate symptoms, maintain or improve functional class, delay disease progression, and improve quality of life.

About Pulmonary Hypertension Associated with Interstitial Lung Disease (PH-ILD)

Pulmonary hypertension (PH) associated with interstitial lung disease (ILD) includes a diverse collection of up to 150 different pulmonary diseases, including interstitial pulmonary fibrosis, chronic hypersensitivity pneumonitis, connective tissue disease related ILD, and sarcoidosis among others. Any level of PH in ILD patients is associated with poor 3-year survival between 30 to 35%. A current estimate of PH-ILD prevalence in the United States is greater than 60,000 patients, though population growth in many of these underlying ILD diseases is not yet known due to factors including underdiagnosis and lack of approved treatments until March 2021 with inhaled treprostinil.

About Liquidia Corporation

Liquidia Corporation is a biopharmaceutical company developing innovative therapies for patients with rare cardiopulmonary disease. The company’s current focus spans the development and commercialization of products in pulmonary hypertension and other applications of its proprietary PRINT® Technology. PRINT enabled the creation of Liquidia’s lead candidate, YUTREPIA™ (treprostinil) inhalation powder, an investigational drug for the treatment of pulmonary arterial hypertension (PAH) and pulmonary hypertension associated with interstitial lung disease (PH-ILD).  The company is also developing L606, an investigational sustained-release formulation of treprostinil administered twice-daily with a next-generation nebulizer, and currently markets generic Treprostinil Injection for the treatment of PAH. To learn more about Liquidia, please visit https://www.liquidia.com.

About Pharmosa Biopharm

Pharmosa Biopharm Inc. (PBI) is a Taiwan-based biotechnology company focused on developing new drugs by exploiting its proprietary liposomal formulations and manufacturing technology. With regional and global strategic partnerships, PBI develops products through 505(b)(2) or hybrid applications to regulatory authorities with the intent to expand the clinical potential of existing drugs by exploiting innovative delivery formulations and medical devices. For more information, please visit https://www.pharmosa.com.tw.

Tyvaso® is a registered trademark of United Therapeutics Corporation

Cautionary Statements Regarding Forward-Looking Statements
This press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release other than statements of historical facts, including statements regarding our future results of operations and financial position, our strategic and financial initiatives, our business strategy and plans and our objectives for future operations, are forward-looking statements. Such forward-looking statements, including statements regarding clinical trials, clinical studies and other clinical work (including the funding therefor, anticipated patient enrollment, safety data, study data, trial outcomes, timing or associated costs), regulatory applications and related submission contents and timelines, and our ability to execute on our strategic or financial initiatives, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein.  The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks discussed in our filings with the SEC, as well as a number of uncertainties and assumptions. Moreover, we operate in a very competitive and rapidly changing environment and our industry has inherent risks. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Nothing in this press release should be regarded as a representation by any person that these goals will be achieved, and we undertake no duty to update our goals or to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Investors:
Jason Adair
919.328.4350
jason.adair@liquidia.com

Media:
Patrick Wallace
919.328.4383
patrick.wallace@liquidia.com